EXHIBIT THREE

PRESS RELEASE                                 SOURCE: MAGNUM D'OR
RESOURCES INC

MAGNUM D'OR RESOURCES APPOINTS KENNETH G. SANDERS AND JOHN K. YEE TO THE BOARD OF DIRECTORS

JUNE 23, 2003

Toronto, Canada - Magnum D'Or Resources Inc., ("Magnum" or "the
Company") (MAGR- OTCBB), today announced the appointments of Mr. Kenneth
G. Sanders and Mr. John K. Yee to the Board of Directors, effective immediately.

"The appointment of Mr. Sanders and Mr. Yee is consistent with Magnum's commitment to continue building the fundamentals of the Company through strong management and a Board of Directors dedicated to assist Magnum in becoming a world class mining exploration company," said Mr. Reno Calabrigo, President of Magnum. "Mr. Sanders and Mr. Yee are proven business leaders with the experience needed to work with public companies like Magnum. Their wealth of management and mining experience will be vital to the Company as it realizes on its growth strategy. I look forward to working with them both."

Kenneth G. Sanders, BASc, P.Eng, graduated in 1949 from the engineering faculty of the University of Toronto as a mining geologist [Engineer] at the age of 20. Mr. Sanders has 53 years experience in all phases of the mining industry, specializing in mineral exploration, feasibility studies, and early mine development. He has experience in the United States, Nicaragua, and Colombia and extensive experience with junior stock market oriented public companies both on the TSX and TSX- Venture and on the NASDAQ.

He spent seven years with Newmont Mining based in Vancouver. Earlier employment included Kennecott; International Nickel; Canada Tungsten as Chief Geologist and Denison Mines as Western Canada Exploration Manager.

Mr. Sanders guided Pan American Minerals to a TSE listing, and
Consolidated Cinola Mines to one of the first full NASDAQ listings of any VSE company, while acting as President for both.

He was instrumental in raising over $44 million for both companies enabling the development of their respective gold properties, from exploration through full feasibility study. In addition to his management duties, Mr. Sanders was actively involved in investor relations.

John K. Yee has 15 years experience in the golf and hospitality industries in the United States and Canada. As an independent land developer, Mr. Yee has a multinational background in consulting agreements and joint ventures in the United States, Canada, and more specifically in the Far East. In 1994, Mr. Yee was appointed Director of Goldrush Casino and Mining Corporation ("Goldrush"), a Vancouver Stock Exchange listed company. He then became President and Director of Goldrush during 1995 and 1996, to oversee the business plan of that company. When asked about his appointment to the Magnum board, Mr. Yee stated "I look forward with anticipation, to being involved with Magnum at this early stage of its development and in the exploration of the Mongolia property that is adjacent to the world-famous Ivanhoe Mines."

Magnum D'Or Resources expects to make further announcements in the coming days.

Magnum D'Or Resources Inc. (MAGR-OTCBB) is a junior resource exploration and development company that primarily seeks precious and base metal resource deposits. Recently, Magnum acquired an option to purchase a 100% interest in a property (comprising 55,000 hectares), which shows potential for gold and copper, in Mongolia. The property named the Shandi property is in an excellent geological region and borders the famous Ivanhoe Mines as well as International Uranium Corp. The Shandi property hosts potential with the Undershil Deep Fault, which is known to be the most popular fault in Mongolia for significant gold discoveries.

Disclaimer: Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations are included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

For further information please contact: Magnum D'Or Resources Inc. www.magnumexploration.com
CONTACT: Reno J. Calabrigo, President, Telephone: (416) 200-1958,
Email: info@magnuminformation.com